                                                                    EXHIBIT 99.1

                                                            [SPECTRANETICS LOGO]


FOR IMMEDIATE RELEASE



MEDIA AND INVESTOR CONTACT:
Mike Pascale / Patrick Linehan / 212-371-5999
James Lucas / 213-630-6550 / 719-442-2552
The Abernathy MacGregor Group, Inc.



                 SPECTRANETICS, SWEET GROUP AGREE TO RESOLUTION
                                OF PROXY CONTEST




COLORADO SPRINGS, COLO., JUNE 6, 2002 -- The Spectranetics Corporation (NASDAQ:
SPNC) announced today that it has reached a definitive agreement that is expected to resolve all disputes between Spectranetics and Steven Sweet, Joseph Largey, Paul Samek and certain other Spectranetics stockholders (the Sweet Group). The Sweet Group has agreed to withdraw its Director nominees as well as the other matters it had proposed for the annual meeting of stockholders and has agreed to vote for the election of Emile Geisenheimer and John Schulte, who are current members of Spectranetics' Board of Directors. The resolution will also settle all claims between Spectranetics and Mr. Largey, Mr. Samek and Sharon Sweet, each of whom separated from the Company.

Spectranetics said that it will announce a new date for its Annual Meeting of Stockholders by June 7, 2002. In order to assure no further expenditure of funds on a proxy contest, the effectiveness of the settlement is conditioned on the absence of any additional nominations of director candidates in connection with the Company's 2002 annual meeting of stockholders.

Other terms of the agreement include:

- The nomination of two new Directors who are unaffiliated with, and independent of, any of Spectranetics' current Directors and the Sweet Group. The new Directors will replace Mr. Largey and another current member of Spectranetics' Board. Mr. Largey will resign upon the effective date of the Settlement Agreement and the other Director will retire from the Board upon the appointment of a replacement director. Heidrick & Struggles, a nationally recognized executive recruiting firm, has been retained by Spectranetics to assist in identifying the new Directors.

- The hiring of a consultant to recommend a program for equity incentives, including stock options, for outside Directors. The recommendations will be submitted to Spectranetics' stockholders for a vote at the annual meeting. The Sweet Group has agreed to vote in favor of the recommendations at the annual meeting.

- An agreement concerning the separation of the employment of Mr. Largey (the former President and Chief Executive Officer) and of Paul Samek (the former Chief Financial Officer). In addition, Sharon Sweet (Vice President of Corporate Relations) has tendered her resignation.

- The members of the Sweet Group have accepted customary standstill provisions not to serve or attempt to serve on Spectranetics' Board or influence any matter before the Board.

-    All litigation between the Company and the Sweet Group will be dismissed.


Spectranetics is a medical device Company that develops, manufactures and markets a proprietary excimer laser system and related accessory products that deliver excimer laser energy for use in minimally invasive surgical procedures within the cardiovascular system. The Company's CVX-300(R) excimer laser is the only system approved by the Food and Drug Administration (FDA) for multiple cardiovascular procedures, including coronary atherectomy and the removal of problematic pacemaker and defibrillator leads. The Company is currently conducting two investigational trials designed to obtain FDA approval to market products in the United States for additional applications. The LACI (Laser Angioplasty for Critical Ischemia) trial tests laser atherectomy to improve circulation to the lower leg. The PELA (Peripheral Excimer Laser Angioplasty) trial deals with blockages in arteries in the upper leg. Nearly all of the Company's FDA-approved and investigational applications have received Communautes Europeennes (CE) mark registration for marketing within Europe. Spectranetics received regulatory approval from the Japanese Ministry of Health and Welfare to market its laser and various sizes of its Extreme(R) and Vitesse(R) C coronary catheters in Japan in October of 2001, and is currently pursuing reimbursement approval there.


                                      # # #


Additional Information: The Company has previously mailed its Proxy Statement to stockholders for its 2002 Annual Meeting. The Company will file with the SEC and mail to stockholders a supplement to its Proxy Statement. Additional copies of the proxy materials may be obtained from Mackenzie Partners, Inc., the proxy solicitor for the Company, by telephone at 800-322-2885 or by email at proxy@mackenziepartners.com. Copies may also be obtained from the SEC by accessing the files for the Company at the SEC Web site at www.sec.gov or by writing to the Company at 96 Talamine Court, Colorado Springs, CO 80907,
Attention: acting chief executive officer. The participants in this solicitation on behalf of the Company are: Emile Geisenheimer, Cornelius Bond, Jr., R. John Fletcher, Joseph M. Ruggio and John G. Schulte. Collectively these individuals beneficially own 850,853 shares or approximately 3.6% of the outstanding shares, including options for shares exercisable within 60 days. The Board has agreed that no stock options will be granted to non-employee directors until and unless a plan is submitted to, and approved by, stockholders of the Company. Mr. Geisenheimer will serve as acting CEO for no additional compensation. Other persons may also become participants on behalf of the Company. Such information and additional information on these individuals is more fully described in the Proxy Statement as may be supplemented from time to time.